Exhibit 5.1

[Letterhead of Weil, Gotshal & Manges]

February 3, 2012

TE Connectivity Ltd.

Rheinstrasse 20

CH-8200 Schaffhausen
Switzerland

Tyco Electronics Group S.A.

17, boulevard Grande Duchesse Charlotte

L1331 Luxembourg

Ladies and Gentlemen:

We have acted as counsel to TE Connectivity Ltd., a Swiss corporation (“TE Connectivity”), and Tyco Electronics Group S.A., a Luxembourg company (“TEGSA” and together with TE Connectivity, the “Companies”), in connection with the offer and sale by TEGSA of $250,000,000 million aggregate principal amount of 1.600% Senior Notes due 2015 (the “2015 Notes”) and $500,000,000 million aggregate principal amount of 3.500% Senior Notes due 2022 (the “2022 Notes” and together with the 2015 Notes, the “Notes”), pursuant to the Underwriting Agreement, dated as of January 31, 2012 (the “Agreement”), among the Companies and J.P. Morgan Securities LLC and Deutsche Bank Securities Inc., as representatives of the several underwriters named therein.  The Notes are being issued pursuant to an indenture dated as of September 25, 2007 (the “Base Indenture”) among the Companies and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”), as supplemented (i) with respect to the 2015 Notes, by the Sixth Supplemental Indenture, dated as of February 3, 2012 (the “Sixth Supplemental Indenture”) and (ii) with respect to the 2022 Notes, by the Seventh Supplemental Indenture, dated as of February 3, 2012 (the “Seventh Supplemental Indenture”). The Base Indenture, as supplemented by the Sixth Supplemental Indenture and the Seventh Supplemental Indenture is collectively referred to herein as the “Indenture.” TEGSA’s obligations under the Notes are fully and unconditionally guaranteed by TE Connectivity and such guarantees (the “Guarantees”) are set forth in the Indenture and evidenced by notations on the Notes.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement on Form S-3 (File No. 333-171800), filed by the Companies on January 21, 2011 (the “Registration Statement”); (ii) the

Prospectus, dated January 21, 2011 (the “Base Prospectus”), which forms a part of the Registration Statement; (iii) the Prospectus Supplement, dated January 31, 2012 (the “Prospectus Supplement”); (iv) the Base Indenture; (v) the Sixth Supplemental Indenture; (vi) the Seventh Supplemental Indenture; (vii) the Notes; (viii) the Guarantees; and (ix) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of each of the Companies, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.  We refer to the Base Prospectus as supplemented by the Prospectus Supplement as the “Prospectus.”

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  We have also assumed (i) the valid existence of each of the Companies, (ii) that each of the Companies has the requisite corporate power and authority to enter into and perform its obligations under the Notes and the Guarantees, as applicable, and (iii) the due authorization, execution and delivery of the Notes and the Guarantees by each of the Companies, as applicable.  As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of each of the Companies.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1.             The Notes have been duly and validly executed and delivered by TEGSA and, when authenticated by the Trustee, will constitute valid and binding obligations of TEGSA, enforceable against it in accordance with their terms.

2.             The Guarantees have been duly and validly executed and delivered by TE Connectivity and, upon authentication of the Notes by the Trustee, will constitute valid and binding obligations of TE Connectivity, enforceable against TE Connectivity in accordance with their terms.

The opinions expressed above with respect to validity, binding effect and enforceability are subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the incorporation by reference of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP